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NEWS RELEASE

                              CONTACTS: Sophia Twaddell
                                        Fleishman Hillard Inc.
                                        (312) 751-3738

                                        Donald D. Huffman
                                        Vice President, Finance & Administration
                                        Chief Financial Officer
                                        (408) 573-6232


                       CELTRIX AND INSMED PHARMACEUTICALS
                    MAIL PROXY STATEMENTS FOR MERGER APPROVAL

     SAN JOSE, Calif.--(BUSINESS WIRE)--May 8, 2000--Celtrix Pharmaceuticals, Inc. (Nasdaq: CTRX) and Insmed Pharmaceuticals, Inc. announced today that their joint proxy statement has been mailed to stockholders of both companies. The proxy statement provides information for stockholders to vote on the previously announced acquisition of Celtrix by Insmed. Both companies have scheduled stockholder meetings on May 30, 2000.

     Insmed is a biopharmaceutical company focused on the development of products to treat metabolic and endocrine-related diseases such as diabetes and polycystic ovary syndrome (PCOS). The company is currently developing INS-1, a naturally occurring insulin sensitizer that achieves concentrations in the bloodstream following oral administration. It is being developed for type 2 diabetes and PCOS. To date in clinical trials, INS-1 has significantly improved both ovulation rates in women with PCOS as well as glycemic control parameters and lipid profiles in people with type 2 diabetes.

     Celtrix is a biopharmaceutical company developing novel therapeutics for a broad range of metabolic disorders, including late stage type 1 and type 2 diabetes and severe osteoporosis. The company's focus is on SomatoKine(R), a human recombinant equivalent to the naturally occurring complex of the hormone, insulin-like growth factor-I (IGF-I) and its primary binding protein (IGFBP3). Celtrix has completed Phase IIA clinical trials for the treatment of diabetes, severe osteoporosis (recovery from hip fracture) and traumatic burns.

                                     -more-

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"Celtrix and Insmed Pharmaceuticals Mail Proxy Statements for Merger Approval"
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     Statements included within this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially from those described herein. Risks and uncertainties include: product candidates may fail in the clinic or may not be successfully marketed; lack of financial resources to complete development of clinical candidates; and competing products.

                                      -end-